EXHIBIT 10.2

Executive SERP II
LAKE SHORE SAVINGS BANK
EXECUTIVES AMENDED AND RESTATED SUPPLEMENTAL BENEFIT PLAN II

 JOINDER AGREEMENT
FOR
JEFFERY WERDEIN

WHEREAS, the Executives Supplemental Benefit Plan II was amended and restated effective November 1, 2015 (the “Plan”); and

WHEREAS, Lake Shore Savings Bank desires to add Jeffery Werdein as a participant in the Plan (the “Executive”) pursuant to the terms of the Plan and this Joinder Agreement (“Joinder Agreement”).

NOW, THEREFORE, BE IT RESOLVED, that the terms of the Joinder Agreement are as follows:

I.           Supplemental Benefit and Defined Terms

1.	Benefit Age. The Executive’s Benefit Age is sixty-five (65).

2.
Supplemental Benefit.  The Executive’s Supplemental Benefit is equal to: (a) 2% of the Executive’s Average Final Pay multiplied by (b) Years of Service (not to exceed twenty Years of Service, which results in a maximum of 40% of Average Final Pay).

3.
Average Final Pay. For purposes of calculating the Supplemental Benefit, Average Final Pay means the average of the two (2) calendar years of base salary (which, for purposes of clarity, shall exclude bonuses or any other form of compensation) paid by the Bank and/or Lake Shore Bancorp, Inc. ("Company") to the Executive in the two (2) calendar years immediately preceding the year of the Executive’s Termination of Employment.

4.
Years of Service.  For purposes of calculating the Supplemental Benefit, Years of Service shall include the number of years (including any partial years) that the Executive has been an employee of the Bank or Company (up to a maximum of twenty-years).

5.	Capitalized terms used but not defined in this Joinder Agreement shall have the meanings ascribed to them in the Plan.

II.           Termination of Employment or Disability Prior to Benefit Age

If the Executive has a Termination of Employment with the Bank (whether voluntarily or involuntarily, including due to Disability) prior to the attainment of the Benefit Eligibility Date, for any reason other than for Cause, death, or following a Change in Control, the Executive (or the Beneficiary) shall be entitled to the Supplemental Benefit (with Average Final Pay and Years of Service calculated as of the date of Termination of Employment or Disability, as applicable).  The benefit shall be payable commencing on the Executive’s Benefit Eligibility Date following attainment of the Benefit Age in monthly installments throughout the Payout Period; except, if the Executive has experienced a Disability, the benefit shall be payable commencing on the first day of the month following the date of Disability and shall be payable in monthly installments throughout the Payout Period.

In the event the Executive dies at any time after Termination of Employment or Disability, the Bank shall pay to the Executive’s Beneficiary the same monthly installments (and at the same time) throughout the Payout Period that would have otherwise been paid to the Executive.

III.           Change in Control Prior to Termination of Employment

If the Executive has a Termination of Employment (either voluntarily or involuntarily) within twenty-four months following a Change in Control, the Executive shall be entitled to the full Supplemental Benefit.  The Supplemental Benefit shall be calculated as if the Executive had remained in service until the Benefit Age (e.g., crediting additional Years of Service) and as if the Executive’s total compensation increased by three percent (3%) each year until the Benefit Age.  Such benefit shall commence on the 1st day of the month following Termination of Employment and shall be payable in monthly installments throughout the Payout Period, provided, however, that each Executive will be entitled to make an election prior to December 31, 2007 (or the last day of the transition period under Code Section 409A) to receive a lump sum distribution on Termination of Employment following a Change in Control.  In the event the Executive dies at any time after commencement of payments hereunder, but prior to completion of all such payments, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

IV.           Death Prior to Termination of Employment

Upon the occurrence of death prior to a Termination of Employment, the Executive shall be entitled to the Supplemental Benefit.  The Supplemental Benefit shall be calculated as if the Executive had remained in employment until the Benefit Age (e.g., crediting additional Years of Service to age 65) and Average Final Pay shall be calculated as of the date of death.  The benefit shall be payable to the Executive’s Beneficiary commencing on the first day of the month following the date of death and shall be payable in monthly installments throughout the Payout Period.

V.           Death After Termination of Employment But Prior to Payments Commencing

If an Executive has experienced a Termination of Employment (either voluntarily or involuntarily) prior to his Benefit Eligibility Date, and the Executive dies prior to the commencement of benefits, the Executive’s Beneficiary the shall be entitled to the Supplemental Benefit (determined as of the date of the Executive’s Termination of Employment), and the benefit shall be payable commencing on the first day of the month following the date of death and shall be payable in monthly installments throughout the Payout Period.

VI.           Beneficiary Election

I hereby designate the following individuals as my “Beneficiary” and I am aware that I can subsequently change such designation in writing by submitting to the Administrator, at any subsequent time, and in substantially the same form hereto, a written designation of the primary and secondary Beneficiaries to whom payment under this Plan shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Plan.  I understand that any Beneficiary designation made subsequent to execution of this Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

VII.           General

I understand that I have been provided a copy of the Plan and that I am entitled to obtain an additional copy of the Plan, at any time, and may do so by contacting the Bank.  This Joinder Agreement shall become effective upon execution below by both the Executive and a duly authorized representative of the Bank. I do further agree to the terms and conditions thereof, and that this Joinder Agreement replaces the Prior Agreement in its entirety.  I understand that my receipt (or my Beneficiary’s receipt) of the Supplemental Benefit (or Survivor’s Benefit) shall be subject to all provisions of the Plan and this Joinder Agreement.  In the event of any conflict between the terms of the Plan and this Joinder Agreement, the terms of this Joinder Agreement shall supersede the Plan.    This Joinder Agreement does not supersede any lump sum payment election that a Executive may have previously elected.  This Joinder Agreement does not change the timing or the form of any payment and shall be interpreted in a manner consistent with Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the ______ day of _____________ 2016.

LAKE SHORE SAVINGS BANK

By:  ________________________
        Duly Authorized Officer

EXECUTIVE

By: _________________________